Exhibit 99.1

FOR IMMEDIATE RELEASE      For Information Contact:
                           -----------------------
                           Maryanne Lataif
                           Vice President, Corporate Communications
                           Activision, Inc.
                           (310) 255-2704
                           mlataif@activision.com

                       ACTIVISION ACQUIRES GAME DEVELOPER
                               VICARIOUS VISIONS

                  Acquisition Further Strengthens Activision's
                    Next-Generation Development Capabilities

Santa Monica, CA - January 20, 2005 - Strengthening its next-generation development capabilities, Activision, Inc. (Nasdaq: ATVI) today announced that it has acquired game developer Vicarious Visions, the creative studio behind the #1 best-selling third-party Nintendo(R) DS title, Spider-Man 2(TM). Vicarious Visions' proven proprietary Alchemy(TM) middleware technology and tools will be combined with Activision's next-generation tools and libraries to further enhance the company's overall development efforts.

The acquisition underscores Activision's strategy to continue building its technical infrastructure in order to take full advantage of the high-growth potential of the next-generation hardware platforms by acquiring technical and design talent with a history of high-quality product creation, while over time enhancing the company's financial operating model.

Vicarious Visions has developed five games that have sold more than one million-units each and is currently co-developing the highly anticipated DOOM 3(TM) for the Xbox with id Software, as well as Spider-Man 2, which will be a launch title for the upcoming PSP platform. In addition, they have developed such popular titles for the Game Boy Advance as Shrek 2(TM), Shrek 2: Beg for Mercy(TM), DreamWorks' Shark Tale(TM) and Tony Hawk's Underground 2 and Spider-Man 2: Enter Electro(TM) for the PlayStation game console.

Kathy Vrabeck, President of Activision Publishing, said, "Vicarious Visions' talented development team and proprietary technology combined with our internal systems and capabilities will play a key role in Activision's continued leadership on the next-generation platforms. Vicarious Visions has a track record of success and we are very excited to partner with them."

Under the terms of the agreement, Vicarious Visions' 100-person studio, headquartered in Troy, NY, with offices in Mountain View, CA, has become a wholly owned subsidiary of Activision. As part of the transaction, Vicarious Visions' management team and key employees have signed long-term employment contracts with Activision.

"We have shared a strong relationship with Activision over the past five years on platforms ranging from Game Boy Color to most recently the Nintendo DS, Xbox and Sony PSP," said Karthik Bala, CEO of Vicarious Visions. "Joining the Activision family seemed like the logical next step and we look forward to continuing to build great games and a great company together,"

Guha Bala, President of Vicarious Visions adds, "We've always admired Activision's ability to expand and evolve with the ever changing video game industry. Their franchises include some of our favorites, and their strong marketing and development capability makes them a great partner for our studio."

Vicarious Visions (www.vvisions.com), a leading game development studio, has gained critical acclaim with hit titles for top brands such as Tony Hawk, Spider-Man(R), Crash Bandicoot(R), SpongeBob Square Pants(R) and Star Wars(R). Vicarious Visions' games are known for pushing technical boundaries to deliver addictive gameplay and immersive art that bring favorite characters and worlds to life for portable, console, and PC gamers. Vicarious Visions is also home to the pioneering Vicarious Visions Alchemy(TM) middleware technology and tools, which has been used to power a number of hit titles.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $948 million for the fiscal year ended March 31, 2004.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements made in this press release that are not historical facts are "forward-looking statements". These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, product delays, retail acceptance of our products, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities.

These important factors and other factors that potentially could affect the Company's financial results are described in our filings with the Securities and Exchange Commission, including the Company's most recent Annual report on Form 10-K and Quarterly Report on Form 10-Q. Readers of this press release are referred to such filings. The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company's assumptions or otherwise. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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